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                                                               EXHIBIT 99.B9.1

                       SHAREHOLDER SERVICING AGREEMENT
                 (PERSONAL SERVICES PROVIDED TO SHAREHOLDERS)

      THIS AGREEMENT is entered into on this ______ day of ________ 1997 between Stong Equity Funds, Inc., a Wisconsin corporation (the "Corporation"), on behalf of the Strong Index 500 Fund ("Fund"), and Strong Capital Management, Inc., a Wisconsin corporation ("SCM").

                                 WITNESSETH:

      WHEREAS, the Corporation is an open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act");

      WHEREAS, it is in the interest of the Corporation to make shareholder services available to Customers who are or may become shareholders of the Fund, and

      WHEREAS, SCM wishes to act as the shareholder servicing agent for investors in the Fund (the "Customer") in performing certain administrative functions in connnection with purchases and redemptions of shares of the Fund ("Shares") from time to time upon the order and for the account of Customers and to provide related services to Customers in connection with their investments in the Fund.

      NOW, THEREFORE, the Corporation and SCM do mutually agree and promise as follows:

      1. Appointment. SCM hereby agrees to perform certain shareholder services as agent for the Corporation with respect to the Fund as hereinafter set forth.

      2.  Services to be Performed.

      2.1 Shareholder Services. SCM shall be responsible for performing shareholder account administrative and servicing functions, which shall include without limitation:

          (a) answereing Customer inquiries regarding account status and history, the manner in which purchases and redemptions of the Shares may be effected, and certain other matters pertaining to the Fund; (b) assisting Customers in designating and changing dividend options, account designations and addresses; (c) providing necessary personnel and facilities to coordinate the establishment and maintenance of shareholder accounts and records with the Fund's transfer agent; (d) transmitting Customers' purchase and redemption orders to the Fund's transfer agent; (e) arranging for the wiring or other transfer of funds to and from Customer accounts in connection with Customer orders to purchase or redeem Shares; (f) verifying purchase and redemption orders, transfers among and changes in Customer-designated accounts; (g) informing the distributor of the




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Fund of the gross amount of purchase and redemption orders for Shares; (h)
monitoring the activities of the Fund's transfer agent related to Customers' accounts, and to statements, confirmations or other reports furnished to Customers by the Fund's transfer agent; and (i) providing such other related services as the Fund or a Customer may reasonably request, to the extent permitted by applicable law. SCM shall provide all personnel and facilities necessary in order for it to perform the functions contemplated by this paragraph with respect to Customers.

     2.2 Standard of Services. All services to be rendered by SCM hereunder shall be performed in a professional, competent and timely manner subject to the supervision of the Board of Directors of the Corporation on behalf of the Fund. The details of the operating standards and procedures to be followed by SCM in the performance of the services described above shall be determined from time to time by agreement between SCM and the Corporation.

     3. Fees. As full compensation for the services described in Section 2 hereof and expenses incurred by SCM, the Fund shall pay SCM a fee at an annual rate of .25% of the average daily net asset value of the Fund. This fee will be computed daily and will be payable as agreed by the Fund and SCM, but no more frequently than monthly.

     4. Information Pertaining to the Shares. SCM and its officers, employees and agents are not authorized to make any representations concerning the Fund or the Shares except to communicate to Customers accurately factual information contained in the Fund's Prospectus and Statement of Additional Information and objective historical performance information. SCM shall act as agent for Customers only in furnishing information regarding the Fund and shall have no other authority to act as agent for the Fund.

     During the term of this Agreement, the Fund agrees to furnish SCM all prospectuses, statements of additional information, proxy statements, reports to shareholders, sales literature, or other material the Fund will distribute to shareholders of the Fund or the public, which refer in any way to SCM, and SCM agrees to furnish the Fund all material prepared for Customers, in each case prior to use thereof. The Fund shall furnish or otherwise make available to SCM such other information relating to the business affairs of the Fund as SCM may, from time to time, reasonably request in order to discharge its obligations hereunder.

     Nothing in this Section 4 shall be construed to make the Fund liable for the use of any information about the Fund which is disseminated by SCM.

     5. Use of SCM's Name. The Fund shall not use the name of SCM in any prospectus, sales literature or other material relating to the Fund in a manner not approved by SCM prior thereto; provided, however, that the approval of SCM shall not be required for any use of its name which merely refers in accurate and factual terms to its appointment hereunder or which is required by the Securities and Exchange



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Commission (the "SEC") or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided, further, that in no event shall such approval be unreasonably withheld or delayed.

      6. Use of the Fund's Name. SCM shall not use the name of the Fund on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved the Fund prior thereto; provided, however, that the approval of the Fund shall not be required for the use of the Fund's name in connection with communications permitted by Sections 2 and 4 hereof or for any use of the Fund's name which merely refers in accurate and factual terms to SCM's role hereunder or which is required by the SEC or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided, further, that in no event shall such approval be unreasonably withheld or delayed.

      7. Security. SCM represents and warrants that the various procedures and systems which it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause any Fund records and other data and SCM's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder. The parties shall review such systems and procedures on a periodic basis, and the Fund shall from time to time specify the types of records and other data of the Fund to be safeguarded in accordance with this Section 7.


      8. Compliance with Laws. SCM assumes no responsibilities under this Agreement other than to render the services called for hereunder, on the terms and conditions provided herein. SCM shall comply with all applicable federal and state laws and regulations. SCM represents and warrants to the Fund that the performance of all its obligations hereunder will comply with all applicable laws and regulations, the provisions of its articles of incorporation and by-laws and all material contractual obligations binding upon SCM. SCM furthermore undertakes that it will promptly inform the Fund of any change in applicable laws or regulations (or interpretations thereof) which would prevent or impair full performance of any of its obligations hereunder.

      9. Force Majeure. SCM shall not be liable or responsible for delays or errors by reason of circumstances beyond its control, including, but not limited to, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, Acts of God, insurrection, war, riots or failure of communication or power supply.





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      10. Indemnification

      10.1 Indemnification of SCM. The Fund will indemnify and hold SCM harmless, from all losses, claims, damages, liabilities or expenses (including reasonable fees and disbursements of counsel) from any claim, demand, action or suit (collectively, "Claims") (a) arising in connection with misstatements or omissions in the Fund's prospectus, actions or inactions by the Fund or any of its agents or contractors or the performance of SCM's obligations hereunder and
(b) not resulting from the willful misfeasance, bad faith, or gross negligence of SCM, its officers, employees or agents, in the performance of SCM's duties or from reckless disregard by SCM, its officers, employees or agents of SCM's obligations and duties under this Agreement.

      Notwithstanding anything herein to the contrary, the Fund will indemnify and hold SCM harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any Claim as a result of SCM's acting in accordance with any received instructions from the Fund.

      10.2 Indemnification of the Fund. Without limiting the rights of the Fund under applicable law, SCM will indemnify and hold the Fund harmless from all losses, claims, damages, liabilities or expenses (including reasonable fees and disbursements of counsel) from any Claim (a) resulting from the willful misfeasance, bad faith or gross negligence of SCM, its officers, employees, or agents, in the performance of SCM's duties or from reckless disregard by SCM, its officers, employees or agents of SCM's obligations and duties under this Agreement, and (b) not resulting from SCM's actions in accordance with instructions reasonably believed by SCM to have been given by any person duly authorized by the Fund.

      10.3 Survival of Indemnities. The indemnities granted by the parties in this Section 10 shall survive the termination of this Agreement.

      11. Insurance. SCM shall maintain such reasonable insurance coverage as is appropriate against any and all liabilities which may arise in connection with the performance of its duties hereunder.

      12. Further Assurances. Each party agrees to perform such further acts and execute further documents as are necessary to effectuate the purposes hereof.

      13. Termination. This Agreement shall continue in force and effect until terminated or amended to such an extent that a new Agreement is deemed advisable by either party. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time, without payment of any penalty, by either party upon ninety (90) days written notice to the other party.





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      14.  Non-Exclusivity.  Nothing in this Agreement shall limit or restrict the right of SCM to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

      15. Amendments. This Agreement may be amended only by mutual written consent.

      16. Notice. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, addressed and delivered, or mailed post paid to the other party at the principal place of business of such party.

      17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first stated above.

Attest:                                   STRONG CAPITAL MANAGEMENT, INC.






______________________________________    _________________________________
Stephen J. Shenkenberg, Vice President    John Dragisic, President
         and Assistant Secretary



Attest:                                   STRONG EQUITY FUNDS, INC.




______________________________________    _________________________________
Stephen J. Shenkenberg, Vice President    John S. Weitzer, Vice President
            and Secretary




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